SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated January 20, 2026 between
TEUCRIUM INVESTMENT ADVISORS, LLC
and
21SHARES US LLC
and
LISTED FUNDS TRUST

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
21Shares FTSE Crypto 10 ex-BTC Index ETF	0.20%
21Shares FTSE Crypto 10 Index ETF	0.15%
21Shares Active Crypto ETF	0.50%
21Shares 2x Long Dogecoin ETF	0.85%
21Shares 2x Long Sui ETF	0.85%
21Shares 2x Long HYPE ETF	0.85%
21Shares Canton Network ETF	0.20%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of January 20, 2026.

TEUCRIUM INVESTMENT ADVISORS, LLC

By:    /s/ Cory Mullen-Rusin
Name:    Cory Mullen-Rusin
Title:    Chief Financial Officer

21SHARES US LLC

By:    /s/ Andres Valencia
Name:    Andres Valencia
Title:    EVP, Investment Management

LISTED FUNDS TRUST

By:    /s/ Chad Fickett
Name:    Chad Fickett
Title:    Secretary